Exhibit 99.1
Victory Energy Announces Second Quarter 2015 Financial Results

AUSTIN, TX--(August 26, 2015) -Victory Energy Corporation, (VYEY) ("Victory" or "the Company") a growth stage, Exploration and Production Company, today announced operating results for the three months ended June 30, 2015.
2015 Second Quarter Highlights

•	Oil and Gas revenues increased 13% from $237,977 to $269,631 for the three months ended June 30, 2015 compared to the three months ended June 30, 2014.

•	Oil production increased 70% to 4,181(Bbl) from 2,461(Bbl) in the second quarter of 2014

•	BOE/d increased 58% to 63 barrels from 40 barrels in the second quarter of 2014.

•
At June 30, 2015, the Company held a working interest in 37 gross wells located in the states of Texas and New Mexico. During the three months ended June 30, 2015, the Company participated in the completion of 5 (gross) and .1 (net) wells, respectively. All wells were successfully completed.

•	Engaged MLV & Co. LLC to act as financial advisor with respect to the proposed $75 million credit facility, with initial availability based on agreed acquisitions.

•	Terminated merger with Lucas Energy and entered settlement agreement providing Victory with five producing gross wells in the Eagle Ford area of south Texas.
"Though we continue to face a challenging and uncertain commodity price environment, we made important progress during the quarter at accomplishing a number of strategic objectives we set for ourselves at the beginning of the year. Even without a commodity price hedge position, we were able to increase both daily production and revenues compared to the three months ended June 30, 2014. To prepare ourselves for opportunistic acquisitions, we were also able to establish a significant investment banking relationship and hope to begin deploying capital from that $75 million credit facility in the near future. We have already identified and began negotiating with a handful of sellers interested in divesting their proved producing properties. I’m hopeful that commodity prices will stabilize so that we have a more clear valuation model to negotiate and base our decisions on for these opportunities." said Kenny Hill, Chief Executive Officer of Victory Energy.
Victory Energy is an independent, growth oriented oil and natural gas Company focused on acquiring, developing and producing oil and natural gas properties generally in multiple Texas plays. Through its partnership interest in Aurora Energy Partners, the company is able to acquire needed capital when ideal projects, with specific capital return and development profiles become available. At June 30, 2015, the Company held a working interest in 37 (gross) wells.
The Company's oil and gas revenue fluctuations are directly related to the volumes produced and the commodity prices paid over the respective periods presented. Oil and Natural Gas revenues increased $31,654 or 13% from $237,977 to $269,631 for the three months ended June 30, 2015 compared to the three months ended June 30, 2014.
Lease operating expenses decreased $11,459 to $42,504 or 21% from $53,963 for the three months ended June 30, 2015. The decline is primarily the result of a decrease in the per BOE lease operating expense rates of our new Eagle Ford area wells held by the Company during the three months ended June 30, 2015 versus June 30, 2014.
General and administrative expenses increased $89,117 or 9% to $1,070,830 for the three months ended June 30, 2015 from $981,713 for the three months ended June 30, 2014. The increase is primarily due to costs related to the Lucas Energy transaction for professional fees, legal fees for ongoing litigation and share based compensation to consultants used in investor development.
Net loss attributable to Victory Energy was $1,247,458, or a loss of ($0.04) per share, for the three months ended June 30, 2015 compared to Net Income of $272,189 and $0.01, respectively, in the second quarter of 2014. The net income for the three months ended June 30, 2014 was primarily attributable to the Company’s sale of its Lighten Property in June 2014. The weighted average shares outstanding at June 30, 2015 were ~29.3 million shares compared to ~27.6 million as of December 31, 2014.
About Victory Energy
Victory Energy Corporation (VYEY), is a public held, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin that offer predictable outcomes and long-lived reserve characteristics. The company presently utilizes low-risk vertical well development, which offers repeatable and profitable outcomes. Current Company assets include interest in proven formations such as the Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline and Fusselman formations. For additional information on the company, please visit www.vyey.com.
Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contact:
Investor Relations Contact
Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us